UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2006

Rudolph Technologies, Inc.
(Exact name of registrant as specified in its charter)
DELAWARE	000-27965	22-3531208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Rudolph Road, Flanders, NJ 07836
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (973) 691-1300

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

        On November 2, 2006, Rudolph Technologies, Inc. issued a press release reporting its financial results for the three and nine months ended September 30, 2006.  The press release is attached hereto as Exhibit 99.1.

        The information in this Current Report on Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

            (d)  Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release issued November 2, 2006

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release issued November 2, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Rudolph Technologies, Inc.

Date: November 2, 2006	By: /s/ Paul F. McLaughlin
Paul F. McLaughlin Chairman and Chief Executive Officer

EXHIBIT 99.1

RUDOLPH TECHNOLOGIES ANNOUNCES RECORD THIRD
QUARTER RESULTS

Flanders, NJ, November 2, 2006 - Rudolph Technologies, Inc. (Nasdaq: RTEC), a leading provider of process control equipment for thin film measurements and macro-defect inspection during integrated circuit manufacturing, today announced financial results for the third quarter ended September 30, 2006.

Highlights for the third quarter include:

  Record revenue of $58.2 million, aided by strong inspection business
  Operating income continued at 22% of revenues and exceeded $12 million
  Diluted EPS at $0.28
  Cash and marketable securities increased over $18 million to $92.6 million

Discussing the third quarter results, Paul F. McLaughlin, Chairman and CEO commented, "This was another very solid quarter for Rudolph, as we continued to benefit from strength in the memory market. We are particularly pleased with the traction our new products are getting at key customers and this led to records in both revenues and earnings. Operationally, we are pleased with the integration of August Technology into Rudolph and we now consider that process essentially complete."

The Company's third quarter revenue totaled $58.2 million, a 3% increase compared to $56.7 million for the second quarter of 2006. During the third quarter, international sales represented approximately 73% of revenue while domestic sales accounted for 27%. In the 2006 second quarter, international sales represented approximately 72% of revenue and domestic sales accounted for 28%. Approximately 60% of the Company's third quarter tool revenue was from 300mm product sales.

Third quarter net income totaled $8.1 million, or $0.28 per diluted share, compared to $8.0 million, or $0.28 per diluted share for the 2006 second quarter. Both the second and third quarters were impacted by $0.01 per diluted share in charges related to inventory write-ups from purchase accounting.

Third quarter gross margin was 53% compared to 52% in the 2006 second quarter. The increase in margin was primarily due to product mix.

Research and development (R&D) expenses for the third quarter totaled $7.5 million, compared to $7.3 million in the second quarter of 2006. As a percentage of revenue, R&D was 13% of revenue in both the third and second quarters of 2006. The Company anticipates that fourth quarter spending on R&D will be approximately 12% to 13% of revenue.

Selling, general and administrative (S,G&A) expenses for the third quarter totaled $9.3 million, compared to $9.0 million in the second quarter of 2006. S,G&A was 16% of revenue in both the 2006 third and second quarter periods. The Company expects that S,G&A will be approximately 15% to 16% of revenue in the fourth quarter of 2006.

Balance Sheet Strength

At September 30, 2006, the Company's cash and marketable securities totaled $92.6 million, an increase of $18.2 million from the balance at June 30, 2006. Working capital increased to $181.0 million.

Outlook

The Company is currently anticipating revenue for the fourth quarter ending December 31, 2006 to be between $54 million and $59 million. The Company is expecting diluted earnings per share to be between $0.27 and $0.31 in the 2006 fourth quarter, without giving effect to the sale of inventory stepped up in the purchase accounting of the August Technology merger.

Conference Call

Rudolph Technologies will be hosting a conference call today at 4:45 PM ET. A live webcast will also be available to investors on the Company's website at www.rudolphtech.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.

About Rudolph Technologies

Rudolph Technologies is a worldwide leader in the design, development, manufacture and support of high-performance process control metrology, defect inspection and data analysis systems used by semiconductor device manufacturers. Rudolph provides a full-fab solution through its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down costs and time to market. Rudolph has enhanced the competitiveness of its products in the marketplace by anticipating and addressing many emerging trends driving the semiconductor industry's growth. Rudolph's strategy for continued technological and market leadership includes aggressive research and development of complementary metrology and inspection solutions. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company's web site at www.rudolphtech.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements related to our expectations regarding our revenue and earnings expectations for the fourth quarter, increases in customer orders and bookings, future growth of our business, and the overall market environment. In some cases, you can identify those so-called "forward-looking statements" by words such as "may," "will," "would," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of those words and other comparable words. Rudolph wishes to take advantage of the "safe harbor" provided for by the Private Securities Litigation Reform Act of 1995 and you are cautioned that actual events or results may differ materially from the expectations expressed in such forward-looking statements as a result of various factors, including risks and uncertainties, many of which are beyond the control of Rudolph. Factors that could cause actual results to differ materially from the expectations expressed in such forward-looking statements include, but are not limited to: (1) cyclicality of the semiconductor industry; (2) customer concentration; (3) introduction of new products by Rudolph's competitors; (4) sole or limited sources of supply; (5) expected combination benefits from the merger may not be fully realized or realized within the expected time frame; (6) revenues may be lower than expected; (7) costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected, or the effects of purchase accounting, when finalized, may be different from the company's expectations; (8) the industry may be subject to future regulatory or legislative actions that could adversely affect the company; (9) the impact of a slowdown in the overall economy; (10) uncertainty of the current global political environment; (11) the potential for terrorist attacks; (12) changes in customer demands for our existing and new products, the timing, cancellation or delay of customer orders and shipments; (13) the timing of revenue recognition of shipments and services provided; (14) changes in or an inability to execute our business strategy; (15) unanticipated manufacturing or supply problems and (16) changes in tax rules. Rudolph cannot guarantee future results, levels of activity, performance, or achievements. Additional factors that may affect the future results of Rudolph are set forth in its Form 10-K report for the year ended December 31, 2005 and other filings with the Securities and Exchange Commission ("SEC"), which are available at http://www.sec.gov, the SEC's website, and at the Company's website which is http://www.rudolphtech.com. These factors are updated from time to time through the filing of reports and registration statements with the SEC. Rudolph Technologies does not assume any obligation to update the forward-looking information contained in this press release.

For more information, please contact:

Investors:
Steven R. Roth
973.448.4302
steven.roth@rudolphtech.com

Trade Press:
Virginia Becker
952.259.1647
virginia.becker@rudolphtech.com

(Tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS ($000)

	September 30,	December 31,
	2006 (Unaudited)	2005
ASSETS
Current assets
Cash and marketable securities	$ 92,614	$ 80,807
Accounts receivable, net	64,904	26,046
Inventories	58,269	30,073
Prepaid and other assets	6,200	3,093
Total current assets	221,987	140,019
Net property, plant and equipment	17,707	8,599
Intangibles	184,111	21,873
Other assets	3,789	9,510
Total assets	$ 427,594	$ 180,001

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$ 22,196	$ 9,952
Other current liabilities	18,803	4,773
Total current liabilities	40,999	14,725
Non-current liabilities	4,224	742
Total liabilities	45,223	15,467
Stockholders' equity	382,371	164,534
Total liabilities and stockholders' equity	$ 427,594	$ 180,001

(Table to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS ($000) - (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005

Revenues	$ 58,166	$ 20,201	$ 146,706	$ 64,643
Cost of revenues	27,599	10,672	77,199	34,233
Gross profit	30,567	9,529	69,507	30,410
Operating expenses:
Research and development	7,528	3,070	20,163	9,446
In-process research and development	-	-	9,900	-
Selling, general and administrative	9,330	4,712	25,362	14,870
Amortization	1,126	219	2,923	657
Total operating expenses	17,984	8,001	58,348	24,973
Operating income	12,583	1,528	11,159	5,437
Interest income and other, net	769	208	2,282	1,049
Provision for income taxes	5,281	575	9,125	1,715
Net income	$ 8,071	$ 1,161	$ 4,316	$ 4,771

Net income per share:
Basic	$ 0.28	$ 0.07	$ 0.16	$ 0.28
Diluted	$ 0.28	$ 0.07	$ 0.16	$ 0.28

Weighted average shares outstanding:
Basic	28,848,577	16,921,560	26,708,363	16,886,530
Diluted	29,119,355	16,959,047	26,975,950	16,935,334

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